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                                                                    EXHIBIT 5(a)



                                                December 17, 1996


KeySpan Energy Corporation
One MetroTech Center
Brooklyn, New York  11201-3850


Dear Sirs:

     Reference is made to the Registration Statement on Form S-4, as amended
(Registration No. 33-      ),   (the "Registration Statement") filed with the
Securities and Exchange Commission by you, as Registrant, for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 51,000,000 shares of Common Stock, par value $.331/3 per share (the "Common Stock") of KeySpan Energy Corporation, a New York corporation (the "Company"). We are acting as your general counsel and are supervising corporate proceedings in connection with the authorization, issuance and exchange of the Common Stock.
In arriving at the opinions expressed below, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion. We have also examined and relied upon
(1) information obtained from public officials, officers of the Company and officers of The Brooklyn Union Gas Company ("Brooklyn Union") and other sources we believe to be responsible; and (2) such other documents, and have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     On the basis of such examination, we advise you that upon (i) the Boards of Directors of the Company and Brooklyn Union having taken all required corporate action, (ii) the Registration Statement relating to the Common Stock having become effective under the Act, (iii) the Agreement and Plan of Exchange (the "Exchange Agreement") attached as Exhibit A to the Prospectus/Proxy Statement contained in the Registration Statement (the "Prospectus") having been duly adopted by Brooklyn Union common shareholders at Brooklyn Union's Annual Meeting to be held on February
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KeySpan Energy Corporation            -2-                      December 17, 1996

6, 1997, (iv) all conditions in the Exchange Agreement to the effectiveness of the share exchange provided for therein having been satisfied and a Restated Certificate of Incorporation of the Company substantially in the form attached as Exhibit B to the Prospectus having been duly filed with the Department of State of the State of New York (the "Department of State"), (v) a Certificate of Exchange under Section 913 of the New York Business Corporation Law having been duly filed with the Department of State, and (vi) the Common Stock having been duly issued and sold in the transactions contemplated by the Exchange Agreement and the Prospectus, then, in our opinion, the Common Stock will have been validly issued, and will be fully paid, and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.


                                                Very truly yours,


                                                /s/ Cullen & Dykman